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December 16, 2004

GE Life and Annuity Assurance Company
6610 West Broad Street
Richmond, Virginia 23230

Re: GE Life and Annuity Assurance Company
   GE Life & Annuity Separate Account 4
   Post-Effective Amendment No. 7 Under the Securities Act of 1933 Amendment No. 148 Under the Investment Company Act of 1940
   SEC File Nos. 033-76336; 811-05343

Ladies and Gentlemen:

I have served as Counsel to GE Life and Annuity Assurance Company and its GE Life & Annuity Separate Account 4 (the "Separate Account") in connection with the registration of an indefinite number of securities in the form of Flexible Premium Variable Deferred Annuity Contracts (the "Contracts") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended. I have examined Post-Effective Amendment No. 7 under the Securities Act of 1933 and Amendment No. 148 under the Investment Company Act of 1940 to the Registration Statement on Form N-4, including all related documents and exhibits, and have reviewed such questions of law as I considered necessary and appropriate. On the basis of such examination and review, it is my opinion that:

    1. GE Life and Annuity Assurance Company is a corporation duly organized and validly existing under the laws of the Commonwealth of Virginia and is duly authorized to sell and issue the Contracts.

    2. The Separate Account has been properly created and is a validly existing separate account pursuant to the laws of the Commonwealth of Virginia.

    3. The Contracts are no longer available for new sales, however, those Contracts that have been sold are legal and binding obligations of GE Life and Annuity Assurance Company in accordance with the Contract's terms. The Company must obtain clearance from or receive prior approval from certain jurisdictions for any changes to the Contracts and/or any renewed sales, prior to the issuance of such Contracts.

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GE Life and Annuity Assurance Company
December 16, 2004
Page 2

    4. To the extent so provided under the Contracts, that portion of the assets of the Separate Account equal to the reserves and other contract liabilities with respect to the Separate Account, will not be chargeable with liabilities arising out of any other business that GE Life and Annuity Assurance Company may conduct.

I hereby consent to the filing of this opinion as an exhibit to Post-Effective Amendment No. 7 under the Securities Act of 1933 and Amendment No. 148 under the Investment Company Act of 1940 filed on Form N-4 for the Contracts and the Separate Account.

Sincerely,

/s/  Heather Harker

Heather Harker
Vice President and Associate General Counsel